UNITED STATES DISTRICT COURT
                              DISTRICT OF MARYLAND


---------------------------------------------
                                             )
NEUBERGER BERMAN                             )
    REAL ESTATE INCOME FUND INCL.,           )
                                             )
         PLAINTIFF/COUNTER-DEFENDANT         )
                                             )
V.                                           )      CIVIL NO. AMD 04-3056
                                             )
LOLA BROWN TRUST NO. 1B, et al.,             )
                                             )
         DEFENDANTS/COUNTER-CLAIMANTS        )
                                             )
---------------------------------------------


                                COUNTER-CLAIMS OF
                            LOLA BROWN TRUST NO. 1B,
                          ERNEST HOREJSI TRUST NO. 1B,
                           AND BADLANDS TRUST COMPANY
                           --------------------------

      Defendants/Counter-Claimants Lola Brown Trust No. 113 and Ernest Horejsi Trust No. 1B (the "Horejsi Trusts"), and Badlands Trust Company, as trustee for the Horejsi Trusts, for their Counter-Claims against Neuberger Berman Real Estate Income Fund, Inc. ("NRL") allege as follows:

1. This counter-claim is filed to stop and enjoin the wrongful devices and actions adopted by NRL in an effort to thwart the lawful tender offer for up to 50% of NRL's common stock made by the Horejsi Trusts. By its wrongful devices and actions, NRL has violated the federal Investment Company Act of 1940, Maryland corporate law, and the Horejsi Trusts' rights as a stockholder of NRL.

2. Unless NRL's unlawful and wrongful devices and actions are stopped by the Court, NRL's stockholders, including the Horejsi Trusts, will be deprived of their rights under the Investment Company Act of 1940 and Maryland corporate law.

                        THE NEUBERGER BERMAN FUND COMPLEX
                        ---------------------------------

3. Neuberger Berger Real Estate Income Fund, Inc. ("NRL") is a corporation organized and existing under the laws of Maryland. NRL's principal place of business is located at 605 Third Avenue, New York, New York. NRL is a closed-end investment company and is subject to the Investment Company Act of 1940 (the "1940 Act"). NRL's common stock is listed and trades on the New York Stock Exchange. Peter E. Sundman is Chief Executive Officer and Chairman of the Board of Directors of NRL.

4. NRL is part of a family or complex of approximately 38 investment company funds that use the "Neuberger Berman" name, known as the "Neuberger Berman Fund Complex."

5. Neuberger Berman, Inc. ("NBI") is an investment advisory company owned by Lehman Brothers Holdings, Inc. Peter E. Sundman is Executive Vice President of NBI.

6. Neuberger Berman Management, Inc. ("NBM") is the subsidiary of NBI that manages, administers and distributes mutual funds. NBM is the investment manager for NRL. NBM also provides investment management services to numerous other of the Neuberger Berman complex of investment funds. Peter E. Sundman is President of NBMI.

7. Neuberger Berman, LLC ("NBLLC") is also controlled by NBI. NBI is the sole member of NBLLC. NBLLC also provides investment advisory services, either to NBM or to funds in the Neuberger Berman Fund Complex. Peter E. Sundman is Executive Vice President of NBLLC.

8. There is a "Management Agreement" dated November 3, 2003 pursuant to which NBM acts as the investment adviser to NRL. NRL pays NBM a fee for these services.

9. There is an "Administration Agreement" dated November 3, 2003, pursuant to which NBM supervises the business and affairs of NRL and provides such services as are required for effective administration of NRL that are not provided by employees or other agents engaged by NRL. NRL pays NBM a fee for these services.

10. There is a Sub-Advisory Agreement dated November 3, 2003, pursuant to which NBM retains NBLLC to serve as the sub-advisor to NRL. NBM pays for the services rendered by NBLLC on behalf of NRL.

11. There are 16 members of the Board of Directors of NRL. None of them own even one share of NRL common stock.

12. Thirteen of the 16 Directors are considered by NRL to be "Independent" directors within the meaning of the 1940 Act. These 13 so-called "independent" directors also serve as directors of approximately 37 other investment funds in the Neuberger Berman Fund Complex.

13. Each of these 13 allegedly "independent" directors is paid approximately $70,000 for their service as "independent" directors of the Neuberger Berman Complex of funds.

                              THE COUNTER-CLAIMANTS
                              ---------------------

14. Lola Brown Trust No. 1B (the "Lola Brown Trust") is an irrevocable grantor trust domiciled and administered in South Dakota. The Lola Brown Trust's principal business is investing in securities. The business address of the Lola Brown Trust is c/o Badlands Trust Company, 614 Broadway (P.O. Box 801), Yankton, South Dakota 57078. Stewart Horejsi is Lola Brown's grandson and an advisor to the Lola Brown Trust.

15. The Ernest Horejsi Trust No. 1B (the "Ernest Horejsi Trust") is an irrevocable grantor trust domiciled and administered in South Dakota. The Ernest Horejsi Trust's principal business is investing in securities. The business address of the Ernest Horejsi Trust is c/o Badlands Trust Company, 614 Broadway (P.O. Box 801), Yankton, South Dakota 57078. Stewart Horejsi is Ernest Horejsi's son and an advisor to the Ernest Horejsi Trust. (The Lola Brown Trust and the Ernest Horejsi Trust are hereafter sometimes referred to as the "Horejsi Family Trusts" or the "Horejsi Trusts.")

16. Defendant Badlands Trust Company is a South Dakota corporation and a trustee of the Lola Brown Trust and the Ernest Horejsi Trust.

17. Stewart Horejsi ("Mr. Horejsi") is a private investor and the portfolio manager for two registered investment advisers, Boulder Investment Advisers, LLC ("BIA") and Stewart West Indies Trading Company, Ltd., doing business as Stewart Investment Advisers ("SIA").

                             JURISDICTION AND VENUE
                             ----------------------

18. This action arises, INTER ALIA, under section 14(e) of the Securities and Exchange Act of 1934 (the "1934 Exchange Act"), 15 U.S.C. ss. 78n(e). This Court has jurisdiction over this action pursuant to section 27 of the 1934 Exchange Act, 15 U.S.C. ss. 78aa, and pursuant to 28 U.S.C. ss.ss. 1331 and 1337.

19. This Court also has jurisdiction pursuant to 28 U.S.C. ss. 1332(a) because the matter in controversy exceeds the sum of $75,000, excluding interest and costs, and is between citizens of different states.

20. This Court has jurisdiction to award declaratory relief pursuant to 28 U.S.C. ss. 2201 and F.R. Civ. P. 57 because there is an actual controversy between the parties. Declaratory relief is necessary to afford the Counter-Claimants relief from uncertainty, insecurity and controversy arising from the illegal nature of the Blocking Actions described below.

21. This Court has personal jurisdiction over NRL because NRL is a Maryland corporation.

22. Venue is proper in this District pursuant to section 27 of the 1934 Exchange Act, 15 U.S.C. ss. 78aa, and pursuant to 28 U.S.C. ss. 1391.

23. Acts and transactions constituting, and in furtherance of, the violations of the law alleged herein have occurred in this District. These acts and transactions have been carried out by the means and instrumentalities of interstate commerce and by the use of the United States mail.

                               FACTUAL BACKGROUND
                               ------------------

24. Between July 9, 2004 and September 2, 2004, the Lola Brown Trust acquired 455,200 shares of NRL common stock through open market purchases on the New York Stock Exchange. On August 31, 2004, the Ernest Horejsi Trust acquired 4,900 shares.

25. As of August 23, 2004, NRL had 4,578,983 outstanding shares of common stock.

26. The Horejsi Trusts made these acquisitions for the purpose of acquiring an equity ownership in NRL, and they stated in the 13D that they intended to acquire up to 50% of the common stock of NRL. The Horejsi Trusts also stated in the 13D that they intend to nominate for consideration and election to NRL's board of directors at NRL's 2005 annual meeting of shareholders five directors whom they know, trust, and in whom they have confidence with regard to company-related business decisions, and that they will do likewise at subsequent annual meetings of shareholders until all NRL directors meet the Trusts' criteria. The Horejsi Trusts were not previously shareholders of NRL.

27. On or about September 2, 2004, the Lola Brown Trust, the Ernest Horejsi Trust and Mr. Horejsi jointly filed a Schedule 13D under the 1934 Exchange Act with the SEC. The Schedule 13D defined the Lola Brown Trust, the Ernest Horejsi Trust and Mr. Horejsi as "Reporting Persons." The Schedule 13D showed that the Lola Brown Trust owned 455,200, or approximately 9.94%, of the 4,578,983 outstanding shares of NRL common stock, and that the Ernest Trust owned 4,900 or approximately 0.11%, of the 4,578,983 outstanding shares of NRL common stock. Thus, the two trusts together owned 460,100, or approximately 10.05%, of the outstanding shares of NRL common stock.

28. On September 10, 2004, the Trusts commenced the Tender Offer for up to 1,825,000 outstanding shares of NRL common stock. The Trusts filed the required Schedule TO at the Securities and Exchange Commission ("SEC") on that date in regards to this tender offer.

29. The Schedule TO indicated that the Lola Brown Trust had acquired an additional 8,000 shares of NRL common stock beyond that disclosed on September 2, 2004, such that the Horejsi Trusts together owned 468,100 shares of NRL common stock, or approximately 10.22% of the outstanding shares of NRL common stock and preferred stock.

30. The tender offer has subsequently been amended and extended, and the offer and the corresponding withdrawal rights will expire at 12:00 midnight on October 15, 2004, unless the offer is extended.

31. In response to the Tender Offer, and following an exchange of correspondence and a conference call between Mr. Horejsi and the Directors of NRL, the Directors of NRL decided to recommend against the tender of shares to the Trusts.

32. NRL created a Special Committee of four of the "independent" directors to develop its response to the Tender Offer. According to SEC filings by NRL:

           On September 21, 2004, the Special Committee reported back to the Independent Fund Directors regarding the Special Committee's September 20th meeting and its proposed recommendation to the Board in response to the Offer. Thereafter, the Independent Fund Directors discussed, evaluated and assessed the terms of the Offer. Later, the remaining directors joined the meeting and were briefed by the Special Committee and the Independent Fund Directors as to earlier discussions and proposed actions.

Thus, as of September 21, all of the directors, including the directors who are "Interested Persons" within the meaning of the 1940 Act, had been briefed "as to
.... proposed actions."

33. In addition to recommending against the Tender Offer, the Directors of NRL also took four other actions (hereafter, a "Blocking Action" or, collectively, the "Blocking Actions").

      BLOCKING ACTION NO. 1 -- THE PRIVATE PLACEMENT AND THE MCSA ELECTION
      --------------------------------------------------------------------

34. As a predicate to first Blocking Action, on September 22, 2004, NRL signed a Common Stock Purchase Agreement providing for the private placement of 139,535 unregistered shares of NRL common stock with its affiliate, NBLLC (hereafter, the "Private Placement") at a price of $21.50 per share, or $3 million aggregate. Pursuant to the Stock Purchase Agreement, NBLLC has the right to demand registration for resale of this Common Stock upon customary terms.

35. The intended effect of the issuance of the 139,535 new common shares in the Private Placement was to increase the number of shares of common stock outstanding to 4,718,518. Assuming ARGUENDO that the Private Placement was legal, after the issuance of the new shares in the Private Placement the Horejsi Trusts no longer owned 10.22% of NRL's voting shares but instead now owned 9.92% of NRL's voting shares.

36. According to NRL's SEC filings, "[b]ased on publicly available information, immediately following the issuance of the shares pursuant to the Stock Purchase Agreement, no person owned any 'control shares' under the
[Maryland] Control Share Act...."

37. As its first Blocking Action, the next day, at its September 23, 2004, meeting, the NRL Board agreed to "adopt resolutions, TO BE EFFECTIVE IMMEDIATELY AFTER THE ISSUANCE OF SHARES TO NBLLC PURSUANT TO THE STOCK PURCHASE AGREEMENT, electing the Fund to be subject to both the Maryland Control Share Acquisition
Act...." (Emphasis added.)

38. The Maryland Control Share Acquisition Act, Md. Corps. & Ass'ns Code ss. 3-701, ET SEQ. ("MCSA"), provides:

           (a)(1) Control shares of the corporation acquired in a control share acquisition have no voting rights except to the extent approved by the stockholders at a meeting ... by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

ID. at 3-702(a)(1).  "Control shares" are defined in the MCSA as:

           (d)(1) "Control shares" means shares of stock that ... would, if aggregated with all other shares of stock of the corporation ... owned by a person ... entitle that person ... to exercise ... voting power of shares of stock ... in the election of directors within any of the following ranges of voting power:

           (i) One-tenth or more, but less than one-third of all voting power....

ID. at ss. 3-701(d). Thus, in a company subject to the MCSA, no shareholder who owns more than 10% of the company may vote those shares above 10% without 2/3 approval from a Special Meeting of the other stockholders.

39.   The MCSA specifically provides, however:

           (c)  This subtitle does not apply to:

                     (4) A corporation registered under the Investment Company
                Act of 1940 as a closed end investment company unless its board of directors adopts a resolution to be subject to this subtitle on or after June 1, 2000, PROVIDED THAT THE RESOLUTION SHALL NOT BE EFFECTIVE WITH RESPECT TO ANY PERSON WHO HAS BECOME A HOLDER OF CONTROL SHARES BEFORE THE TIME THAT THE RESOLUTION IS ADOPTED.

ID. at ss. 3-702(c)(4) (emphasis added).

40. The Fund was incorporated in Maryland on September 11, 2002. It could have chosen to become subject to the MCSA at any time between incorporation and September 2, 2004, but did not do so. Notably, the Fund failed to disclose the potential application of the MCSA to the Fund in its final prospectus filed with the SEC on November 27, 2002, and the Statement of Additional Information filed with the SEC on December 3, 2002, relating to the issuance of its common stock, and in its final prospectuses filed with the SEC on February 5, 2003, and October 27, 2003, relating to the issuance of its preferred stock.

41. On or about September 10, 2004, the Horejsi Trusts and Mr. Horejsi filed a Schedule TO under the Exchange Act with the SEC. The Schedule TO showed that the Horejsi Trusts together owned 468,100, or approximately 10.22%, of the outstanding shares of common stock of NRL.

42. NRL has publicly admitted that the election to be subject to the MCSA was "to be effective immediately after the issuance of [the Private Placement] shares to NBLLC pursuant to the Stock Purchase Agreement." [T.O. 19]

43. NRL then concluded that "[b]ased on publicly available information, immediately following the issuance of the shares pursuant to the Stock Purchase
Agreement, no person owned any "control shares" under the Control Share Act...."

          BLOCKING ACTION # 2 -- THE RIGHTS AGREEMENT OR "POISON PILL"
          ------------------------------------------------------------

44. At the September 23 meeting, the Board of NRL also adopted a so-called Rights Agreement, commonly known as a "Poison Pill." Under the so-called Rights Agreement, the Board "declar[ed] a dividend of one right for each outstanding share of Common Stock. ... Each Right entitles the registered holder to purchase from the Fund three shares of Common Stock at a price equal to the par value of such shares," which is 1/100 of a cent ($0.0001 per share).

45. The Rights "are not exercisable until the Distribution Date." The Distribution Date is the date "10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 11% or more of the outstanding shares of Common Stock" of NRL. Thus, under the so-called Rights Agreement, ten days after the Horejsi Family

Trusts increase their holdings of common stock to 11% (from the 10.22% they had before the Private Placement or the 9.92% they had after the Private Placement) every other shareholder will be awarded three shares for every share they already own for the price of 1/100th of a penny each.

46. Under the so-called Rights Agreement, however, the Horejsi shareholders will have no "rights." Instead, according to a "Summary of Rights to Purchase Common Shares" filed with the SEC by NRL, the so-called Rights Agreement provides:

           In the event that any person or group ... becomes an Acquiring Person, the Rights Agreement provides that ... each holder of a Right, OTHER THAN RIGHTS BENEFICIALLY OWNED BY THE ACQUIRING PERSON IN EXCESS OF THE RIGHTS ASSOCIATED WITH 11% OF THE COMMON SHARES OUTSTANDING ... will thereafter have the right to receive ... upon exercise three Common Shares. At any time after any person or group becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (OTHER THAN RIGHTS OWNED BY SUCH PERSON OR GROUP WHICH WILL HAVE BECOME VOID), in whole or in part, at an exchange ratio of three Common Share per Right (subject to adjustment).

Thus, under the so-called Rights Agreement, any shares owned by the Horejsi Family Trusts above 11%, including any such shares acquired pursuant to the Tender Offer, will immediately be diluted by a ratio of 3:1, rendering the Horejsi shares, but no one else's, worth 1/4 of their prior value.

47. The Poison Pill was explicitly adopted as "one of several steps in [the] board's plan to defend the fund and its stockholders against the unsolicited and partial tender offer." In fact, NRL has stated that "because of this Rights Agreement, [the NRL] board has a serious question about whether the Horejsi

Trusts will purchase common shares pursuant to the terms of the Horejsi [tender] offer."

                    BLOCKING ACTION NO. 3 -- THE SELF-TENDER
                    -----------------------------------------

48. At the September 23 meeting, the Board of NRL also voted to authorize NRL to commence a "self tender offer" for 943,704 shares of NRL common stock at a price of $20.00 per share. The Board stated that the "self tender" is "designed to provide liquidity to the Fund's stockholders, if required, without requiring them to tender" to the Horejsi Trusts.

49. Subsequently, NRL stated that the Self-Tender "is one of several steps in your board's plan to defend the fund and its stockholders against the unsolicited and partial tender offer."

50. At the same time, however, the Board recommended that stockholders NOT tender into NRL's self tender offer. The Board noted that the self tender "will be at a price less than the net asset value per share."

51. NRL has stated that the funds for the Self Tender "will be obtained from our general corporate funds." Thus, NRL intends either (a) to use monies otherwise available for investment or (b) be forced to liquidate appreciated assets and thus accelerate a tax liability for its shareholders, solely for the purpose of trying to defeat the Horejsi Trusts tender offer.

52. The Board stated, in SEC filings, that it determined the size of the self tender based upon its belief that most stockholders would not tender their shares.

53. NRL filed its Schedule TO with attached Exhibit (a)(1) "Offer to Purchase dated October 1, 2004" (hereafter, the "Self-Tender Offer to Purchase") on October 1, 2004. As described below, the Self-Tender Offer to Purchase contains false and misleading statements.

54. One effect of the Self-Tender Offer is that, if successful, it will reduce the size of the fund and the number of shares outstanding, and therefore likely increase the per-share costs for the remaining shareholders. In its Self-Tender, NRL and the counterclaim defendants failed to address whether per-share costs for remaining shareholders will rise. Some costs are relatively fixed -- i.e., audit costs, etc. -- and necessarily will rise on a per shareholder basis. This fact was not disclosed.

55. Counter-claim defendants failed to address whether NRL would be required to sell investments and trigger tax obligations in order to fund the offer. In fact, the Self-Tender is likely to require sale of investments and to trigger some taxes, which fact was not disclosed.

56. Counter-claim Defendants failed to disclose the costs of their defense effort and the effects of those costs on the fund's expense ratio.

57. The Self-Tender Offer disclosures fail to address whether any reduction in equity will impact the fund's 1940 Act and rating agency asset coverage ratios, and/or other rating agency obligations for the outstanding preferred stock it recently issued.

58.   The Self-Tender Offer to Purchase states:

           that the Fund has entered into an agreement to hedge its interest rate exposure, which agreement may be terminated in the event of certain change in control events, including the actions proposed by the Horejsi Trusts if their Horejsi Offer is successful. If the agreement terminates, the Fund would lose the benefit of the interest rate hedge and could be responsible for substantial termination costs.

This hedging agreement has never been filed or made public, making it impossible for a shareholder to ascertain the significance of the agreement or the truth of the statement in Self-Tender Offer to Purchase.

59. For example, Counter-claim Defendants also do not describe the allegedly "substantial" costs or the change of control events, the term of the agreement, and its impact on the fund. The hedging agreement should have been filed as an exhibit to the Self-Tender Offer documents given the fact that NRL itself alleges that it is "significant" and needs to be considered by shareholders in determining whether to tender their shares to the Horejsi Trusts.

                      BLOCKING ACTION NO. 4 -- THIS LAWSUIT
                      -------------------------------------

60. As its Fourth Blocking Action the Board authorized the commencement of the instant lawsuit against the Horejsi Trusts.

61. The NRL Board has stated that "[i]f the Horejsi Trusts do not sell in the Fund [Self-Tender] Offer, your Board may consider additional actions, which may include additional self tender offers or mergers with other funds."

                                    COUNT ONE
      (DECLARATORY JUDGMENT -- VIOLATION OF THE MARYLAND CONTROL SHARE ACT)

62. The facts set forth in the preceding paragraphs are incorporated herein by reference as if set forth in full.

63. The Private Placement, followed by the Board's election to be subject to the MCSA, was a device to evade the proviso in the MCSA that "the resolution [electing to be subject to the MCSA] shall not be effective with respect to any person who has become a holder of control shares before the time that the resolution is adopted."

64. Because the Trusts already owned more than 10% of the voting shares of NRL outstanding as of September 10, 2004, and thus had achieved "grand-fathered" status under the MCSA, the purpose of the Directors of NRL in authorizing the creation of 139,535 new unregistered common shares of NRL and the sale of those shares to NBLLC, an affiliate of NRL, was simply to dilute the holdings of the Horejsi Family Trusts to below 10% and thereby to attempt to extinguish the Horejsi Family Trusts' statutory grand-fathered status under the MCSA.

65. The effective dilution described in the prior paragraph, and the subsequent and consequent resolution of the Board to be subject to the MCSA was not effective to void the statutory rights of the Horejsi Family Trusts as set forth in Md. Corps. & Ass'ns Code ss. 3-702(c)(4) that "the resolution shall not be effective with respect to any person who has become a holder of control shares before the time that the resolution is adopted."

      WHEREFORE Counter-Claimants respectfully request that this Court enter a judgment declaring that the MCSA and the voting restrictions imposed upon "control shares" in Md. Corps. & Ass'ns Code ss. 3-702(a)(1) shall not apply to any shares owned by the Horejsi Family Trusts.

                                    COUNT TWO
                      (DECLARATORY JUDGMENT -- MCSA OPT-IN
           INVALID AS VIOLATION OF THE INVESTMENT COMPANY ACT OF 1940)

66. The facts set forth in the preceding paragraphs are incorporated herein by reference as if set forth in full.

67.   Section 18(i) of the 1940 Act provides:

           (1) FUTURE ISSUANCE OF STOCK AS VOTING STOCK; EXCEPTIONS Except as provided in subsection (a) of this section, or as otherwise required by law, every share of stock hereafter issued by a registered management company ... SHALL BE A VOTING STOCK AND HAVE EQUAL VOTING
           RIGHTS WITH EVERY OTHER OUTSTANDING VOTING STOCK.... (emphasis added)

68. The action of NRL in deciding to "opt-in" to the MCSA (after first illegally attempting to reduce the holdings of the Horejsi Family Trusts to less than 10%) violates section 18(i) of the 1940 Act because the affect of the opt-in is the "control shareholder" no longer has equal voting rights.

69. To the extent Md. Corps. & Ass'ns Code ss. 3-702(c)(4) is interpreted to permit NRL to "opt-in" to that section at this time, following the issuance of new shares in the Private Placement to reduce the Horejsi Trusts to less than

10%, it is preempted by Section 18(i) of the 1940 Act and under the Supremacy Clause of the United States Constitution.

      WHEREFORE Counter-Claimants respectfully request that this Court enter a judgment declaring that the MCSA and the voting restrictions imposed upon "control shares" in Md. Corps. & Ass'ns Code ss. 3-702(a)(1) shall not apply to any shares owned by the Horejsi Family Trusts.

                                   COUNT THREE
                     (DECLARATORY JUDGMENT - MCSA RESOLUTION
                    INCONSISTENT WITH NRL CORPORATE CHARTER)

70. The facts set forth in the preceding paragraphs are incorporated herein by reference as if set forth in full.

71.   Article Sixth, Section G of NRL's Charter, provides as follows:

           Unless otherwise provided in these Articles, on each matter that is submitted to a vote of the stockholders, EACH HOLDER OF A SHARE OF CAPITAL STOCK OF THE CORPORATION SHALL BE ENTITLED TO ONE VOTE FOR EACH SUCH SHARE REGISTERED IN SUCH HOLDER'S NAME ON THE BOOKS OF THE CORPORATION, IRRESPECTIVE OF THE CLASS OF SUCH SHARE, and all shares of all classes of capital stock shall vote together as a single class.... Nothing in these Articles shall be deemed to prohibit the
           Board of Directors, through articles supplemental establishing the rights and privileges of any class, from granting to one or more classes the exclusive right to elect one or more directors of the Corporation. (emphasis added)

72. The resolution of the Board opting-in to the MCSA is ultra vices and not permitted by the Charter of NRL, which provides that all shares shall have one vote.

      WHEREFORE Counter-Claimants respectfully request that this Court enter a judgment declaring that the September 23, 2004 resolution of the Board of NRL opting in to the MCSA was and shall be invalid, and that the concomitant voting restrictions imposed upon "control shares" in Md. Corps. & Ass'ns Code ss. 3-702(a)(1) shall not apply to any shares owned by the Horejsi Family Trusts.

                                   COUNT FOUR
              (DECLARATORY JUDGMENT -- RIGHTS AGREEMENT/POISON PILL
      INVALID AS VIOLATION OF SS. 18(d) THE INVESTMENT COMPANY ACT OF 1940)

73. The facts set forth in the preceding paragraphs are incorporated herein by reference as if set forth in full.

74.   Section 18(d) of the 1940 Act provides:

           (d) WARRANTS AND RIGHTS TO SUBSCRIPTION

           It shall be unlawful for any registered management company to issue any warrant or right to subscribe to or purchase a security of which such company is the issuer, except in the form of warrants or rights to subscribe expiring not later than one hundred and twenty days after their issuance and issued exclusively AND RATABLY to a class or classes of such company's security holders; except that any warrant may be issued in exchange for outstanding warrants in connection with a plan of reorganization. (emphasis added)

75. "Ratably" means "proportionately." The issuance of rights pursuant to the Rights Plan is disproportionate since the only purpose of such a plan is to treat a greater than-11% shareholder differently from other shareholders. The Horejsi Trusts will be prohibited from exercising or trading its rights when a triggering event occurs -- indeed, rights it owns in shares above the 11% threshold will be declared "void." The effect is the same as if the rights were issued disproportionately.

      WHEREFORE Counter-Claimants respectfully request that this Court enter a judgment declaring that the Rights Agreement shall not be enforceable insofar as
Section 11(a)(iii) of the Rights Agreement purports to make "void" any rights held by an Acquiring Person "in excess of the Rights associated with 11%" of the shares of NRL.

                                   COUNT FIVE
              (DECLARATORY JUDGMENT -- RIGHTS AGREEMENT/POISON PILL
    INVALID AS VIOLATION OF SS. 23(b) OF THE INVESTMENT COMPANY ACT OF 1940)

76. The facts set forth in the preceding paragraphs are incorporated herein by reference as if set forth in full.

77.   Section 23(b) of the 1940 Act provides:

           (b) SALE OF COMMON STOCK AT PRICE BELOW CURRENT NET ASSET VALUE

           No registered closed-end company shall sell any common stock of which it is the issuer at a price below the current net asset value of such stock ... except (4) upon the exercise of any warrant outstanding on August 22, 1940, or issued in accordance with the provisions of section 18(d)....

78. According to NRL's Summary of the terms of the Rights Agreement, NRL has issued "a dividend of one right for each outstanding share of common stock, par value $.0001 per share (the "Common Shares"), of the Company. ... Each Right entitles the registered holder to purchase from the Company three Common Shares at a price equal to the aggregate par value of such Common Shares (the "PURCHASE
PRICE")...."

79. Thus, each new share under the Rights Agreement will be issued at $.0001, or 1/100th of a cent.

80.   Net asset value per share of NRL is approximately $21.00.

81.   The rights have not been issued in accord with section 18(d) of the 1940
Act.

      WHEREFORE Counter-Claimants respectfully request that this Court enter a judgment declaring that the Rights Agreement shall not be enforceable insofar as
Section 11(a)(iii) of the Rights Agreement purports to make "void" any rights held by an Acquiring Person "in excess of the Rights associated with 11%" of the

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

shares of NRL or insofar as the Rights Agreement purports to issue new shares at less than Net Asset Value to any shareholder.

                                    COUNT SIX
              (DECLARATORY JUDGMENT -- RIGHTS AGREEMENT/POISON PILL
    INVALID AS VIOLATION OF SS. 18(i) OF THE INVESTMENT COMPANY ACT OF 1940)

82. The facts set forth in the preceding paragraphs are incorporated herein by reference as if set forth in full.

83.   Section 18(i) of the 1940 Act provides:

           (1) FUTURE ISSUANCE OF STOCK AS VOTING STOCK; EXCEPTIONS Except as provided in subsection (a) of this section, or as otherwise required by law, every share of stock hereafter issued by a registered management company ... SHALL BE A VOTING STOCK AND HAVE EQUAL VOTING
           RIGHTS WITH EVERY OTHER OUTSTANDING VOTING STOCK.... (emphasis added)

84. The issuance of "rights" pursuant to the Rights Agreement violates ss. 18(i) of the 1940 Act because after the Rights Agreement / Poison Pill is triggered and the rights are exercised, the greater-than-11% shareholder no longer has equal voting rights. The effect would be the same as if the fund issued a class of stock with super-majority voting power. Issuance of such a class would not be permitted under Section 18(i).

      WHEREFORE Counter-Claimants respectfully request that this Court enter a judgment declaring that the Rights Agreement shall not be enforceable insofar as
Section 11(a)(iii) of the Rights Agreement purports to make "void" any rights held by an Acquiring Person "in excess of the Rights associated with 11%" of the shares of NRL.

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

                                   COUNT SEVEN
                (TORTIOUS INTERFERENCE WITH PROSPECTIVE BUSINESS)

85. The facts set forth in the preceding paragraphs are incorporated herein by reference as if set forth in full.

86. The acts of NRL in adopting the Rights Agreement and opting in to the MCSA, with the intent to block the Horejsi Trusts' tender offer to other NRL shareholders, were intentional and wilful.

87. The acts of NRL in adopting the Rights Agreement and opting in to the MCSA were calculated to cause damage to the Horejsi Trusts in their lawful business.

88. The acts of NRL in adopting the Rights Agreement and opting in to the MCSA were done with an unlawful purpose to cause damage and loss to the Horejsi Trusts without right or justifiable cause on the part of NRL.

89. The Horejsi Trusts have suffered actual damage and loss as a result of the wrongful or unlawful conduct of NRL.

90. WHEREFORE Counter-Claimants seek (i) that this Court enter a declaratory judgment that the Rights Agreement shall not be enforceable insofar as Section 11(a)(iii) of the Rights Agreement purports to make "void" any rights held by an Acquiring Person "in excess of the Rights associated with 11%" of the shares of NRL; (ii) that this Court enter a declaratory judgment that the resolution of the NRL Board opting-in to the MCSA shall not be enforceable as against the Horejsi Trusts, and; (iii) such damages as have been caused by NRL's tortious conduct.

                                   COUNT EIGHT
      (VIOLATION OF SECTION 14(e) OF THE 1934 EXCHANGE ACT RE: SELF-TENDER)

91. The facts set forth in the preceding paragraphs are incorporated herein by reference as if set forth in full.

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

92. Section 14(e) of the 1934 Exchange Act, 15 U.S.C. ss. 78(e), states, in pertinent part, that:

           It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer or request or invitation for tenders, or any solicitation of security holders in opposition to or in favor of any such offer, request, or invitation.

93. As set forth in paragraphs 48-59 above (Blocking Action # 3: The SelfTender), in the Self-Tender Offer to Purchase, the Defendants made numerous false statements and omissions in connection with the self-tender.

94.   These false statements and omissions are material.

95. The Counter-Defendant made these misstatements and omissions with actual knowledge as to their falsity and/or with recklessness as to their truth or falsity. The Counter-Defendant had both the motive and the opportunity to commit securities fraud, due to their desire to entrench themselves, to continue to control the Neuberger Berman Fund Complex, and to continue to control all of the investment advisory and management fees derived therefrom.

96. Injunctive relief is warranted here because Counter-Claimants and other NRL shareholders will suffer irreparable harm as a result of the Counter-Defendant's misleading statements.

97.   Counter-Claimant has no adequate remedy at law.

      WHEREFORE, Counter-Claimant respectfully requests that:

      A. the Court preliminarily and permanently enjoin the Counter-claim Defendants, their respective officers, agents, employees, attorneys, affiliates and all other persons acting directly or indirectly, for, on behalf of or in concert with them from consummating the Self-Tender Offer; and

      B. the Court award Counter-Claimants the costs and disbursements of this proceeding, together with reasonable attorneys' fees, and such further relief as the Court considers just and proper.

                                   COUNT NINE
       (VIOLATION OF 17 C.F.R. SS. 240.14e-3(a), (d) -- PRIVATE PLACEMENT)

98. The facts set forth in the preceding paragraphs are incorporated herein by reference as if set forth in full.

99. Rule 14e-3, promulgated under ss. 14(e) of the 1934 Exchange Act and codified at 17 C.F.R. 240.14e-3, provides:

           (a) If any person has taken a substantial step or steps to commence or has commenced, a tender offer (the `offering person'), it shall constitute a fraudulent, deceptive or manipulative act or practice within the meaning of section 14(e) of the Act FOR ANY OTHER PERSON WHO IS IN POSSESSION OF MATERIAL INFORMATION RELATING TO SUCH TENDER OFFER WHICH INFORMATION HE KNOWS OR HAS REASON TO KNOW HAS BEEN ACQUIRED DIRECTLY OR INDIRECTLY FROM:

           (1)  the offering person,

           (2) THE ISSUER OF THE SECURITIES SOUGHT or to be sought by such tender offer, or

           (3) any officer, DIRECTOR, partner or employee or any other person acting on behalf of the offering person or such issuer,

           TO PURCHASE OR SELL OR CAUSE TO BE PURCHASED or sold any of such securities ...

      unless within a reasonable time, prior to any purchase or sale such information and its source are publicly disclosed by press release or otherwise. (emphasis added)

100. On September 21, all of the NRL directors, including the directors who are "Interested Persons" within the meaning of the 1940 Act and who also serve as officer or managers or members of NBLLC, had been briefed "as to ... proposed actions."

101. NRL and NBLLC, the two parties that engaged in the Private Placement, share common officers and directors. For instance, Peter E. Sundman, who is Chief Executive Officer and Chairman of the Board of Directors of NRL, is also the Executive Vice President of NBLLC

102. NBLLC purchased the shares in the Private Placement on September 22, 2004, based on knowledge it had learned from the issuer or a director of the issuer. This information was material information relating to such tender offer and had not been publicly disclosed by press release or otherwise.

103. Rule 14e-3(d) provides that "it shall be unlawful for any person described in paragraph (d)(2) of this section to communicate material nonpublic information relating to a tender offer to any other person under circumstances in which it is reasonably foreseeable that such communication is likely to result in a violation of this section. . ." 17 C.F.R. 240.14e3(d)(1).

104. Persons described under paragraph (d)(2) include officers, directors, partners, employees, or advisors of the entity engaging in a tender offer.

105. NRL and its interested directors violated Rule 14e-3(d) by communicating material nonpublic information to NBLLC.

      WHEREFORE Counter-Claimants respectfully request that this Court enter a judgment declaring that NRL has violated Rule 14e-3(a) and Rule 14e-3(d) by engaging in the Private Placement with an affiliated company based on material non-public information, and that the MCSA and the voting restrictions imposed

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

upon "control shares" in Md. Corps. & Ass'ns Code ss. 3-702(a)(1) shall not apply to any shares owned by the Horejsi Family Trusts.

                                 Respectfully submitted,



                                 /s/ Donald B. Mitchell. Jr.
                                 ---------------------------
                                 James H. Hulme, Bar No. 00875
                                 Donald B. Mitchell, Jr., Bar No. 22944
                                 Kate Briscoe, Bar No. 26807
                                 ARENT FOX, PLLC
                                 1050 Connecticut Avenue, N.W.
                                 Washington, D.C. 20036-5339
                                 T: (202) 857-6000
                                 F: (202) 857-6395

                                 Attorneys for Defendants/counter-Claimants LOLA BROWN TRUST NO. 1B,
                                 ERNEST HOREJSI TRUST NO. 1B, AND BADLANDS
                                 TRUST COMPANY,
                                 AS TRUSTEE FOR THE LOLA BROWN TRUST NO. 1B

Dated:  October 6, 2004

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